Exhibit 3.1
Execution Copy
AMENDMENT NO. 2 TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
REGENCY ENERGY PARTNERS LP
     This Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP (this “Amendment”), dated as of September 21, 2006, is entered into and effectuated by Regency GP LP, a Delaware limited partnership, as the General Partner, pursuant to authority granted to it in Section 5.6 of the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, and as amended by Amendment No. 1 thereto, dated as of August 15, 2006 (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion; and
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for the issuance of the Class C Common Units to certain purchasers pursuant to that certain Class C Unit Purchase Agreement to be dated September 21, 2006 among the Partnership and the purchasers named therein;
     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
     Section 1. Amendment.
     (a) Section 1.1 is hereby amended to add or amend and restated the following definitions:
     (i) “Class B Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to the Class B Common Units in this Agreement. Unless Amendment No. 1 to the Partnership Agreement provides for specific, different rights, preferences or designations, the term “Class B Common Unit” refers to a Common Unit and each Class B Unit shall be treated as if it were a Common Unit for all purposes.
     (ii) “Class C Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to the Class C Common Units in this Agreement. Unless this Amendment provides for specific, different rights, preferences or designations, the term “Class C Common Unit” refers to a Common Unit and each Class C Common Unit shall be treated as if it were a Common Unit for all purposes.
     (iii) “Class C Conversion Date” has the meaning assigned to such term in Section 5.12(b)(viii).
     (iv) “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, in the case of the Class C Common Units, the Issue Price shall be deemed to be $21.00 per unit.
     (v) “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation Common Units, Class B Common Units, Class C Common Units, Subordinated Units and Incentive Distribution Rights.
     (vi) “Private Placement Value” means with respect to the Class C Common Units, $23.05 per unit.
     (vii) “Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Common Units, Class C Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
     (viii) “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Common Units, Class C Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

     (ix) “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units, Class B Common Units and Class C Common Units (excluding Common Units, Class B Common Units and Class C Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a single class and, after the end of the Subordination Period, at least a majority of the Outstanding Units.
     (x) “Unit Purchase Agreement” means the Class C Unit Purchase Agreement, dated as of September 21, 2006, among the Partnership and the purchasers named therein.
     (b) Section 4.8(c) of the Partnership Agreement is hereby amended and restated to read in its entirety:
The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c). The transfer of a Class C Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(d).
     (c) Section 5.5(a) of the Partnership Agreement is hereby amended to add the following at the end of such section:
The initial Capital Account balance in respect of each Class C Common Unit shall be the Private Placement Value for such Class C Common Unit, and the initial Capital Account balance of each holder of Class C Common Units in respect of all Class C Common Units held shall be the product of such initial balance for a Class C Common Unit multiplied by the number of Class C Common Units held thereby. Immediately following the creation of a Capital Account balance in respect of each Class C Common Unit, each Unitholder acquiring a Class C Common Unit at original issuance shall be deemed to have received a cash distribution in respect of such Class C Common Units in an amount equal to the product of (x) the total number of Class C Common Units so acquired by such Unitholder, multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Class C Common Unit. The purpose of the two preceding sentences is to provide the initial purchasers of Class C Common Units with a net Capital Account in the Class C Common Units on the date of purchase equal to the Issue Price paid by those purchasers for the Class C Units.
     (d) Section 5.5(d)(i) of the Partnership Agreement is hereby amended to add the following at the end of such section:
Any adjustments that are made under this paragraph in connection with the issuance of the Class C Common Units shall be based on the Private Placement Value of the Class C Common Units.

     (e) Article V is hereby amended to add a new Section 5.12 creating a new series of Units to read in its entirety:
     Section 5.12 Establishment of Class C Common Units.
     (a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class C Common Units” and consisting of a total of 2,857,143 Class C Common Units, having the same terms and conditions as the Common Units, except as set forth in this Section 5.12.
     (b) Rights of Class C Common Units. During the period commencing upon issuance of the Class C Common Units and ending on the Class C Conversion Date, the Class C Common Units shall have the following terms and conditions:
     (i) Allocations. Except as otherwise provided in this Agreement, no items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class C Common Units under Sections 6.1 (a) and (b).
     (ii) Distributions. The Class C Common Units shall not have the right to share in quarterly Partnership distributions from Operating Surplus. In no event shall this be construed as a limitation on distributions from Capital Surplus.
     (iii) Allocation of Net Termination Gain to Class C Common Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class C Common Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that
          (A) Unitholders holding Class C Common Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(i)(C); and
          (B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Class C Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Class C Common Unit then Outstanding is equal to its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates.
     (iv) Allocation of Net Termination Loss to Class C Common Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class C Common Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.
     (v) Voting Rights. The Class C Common Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Class C Common Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote. Each reference in the Partnership Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Class C Common Units.
     (vi) Certificates. The Class C Common Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; the General Partner will act as the initial registrar and transfer agent for the Class C Common Units. The certificates evidencing Class C Common Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
     (vii) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class C Common Units.
     (viii) Conversion. Each Class C Common Unit will automatically convert into Common Units on a one-for-one basis upon the earlier of (A) February 8, 2007 and (B) immediately prior to a merger, sale of all or substantially all of the assets of the Partnership, or a liquidation or dissolution of the Partnership (the “Class C Conversion Date”). The holder of Class C Common Units shall surrender the certificates evidencing such Class C Common Units for conversion at the office of the General Partner. In such case, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to the Person in whose name the surrendered Class C Common Units were registered one or more certificates evidencing Common Units, registered in the name of such Person, for the number of Common Units to which such Person shall be entitled as aforesaid.
     (f) Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended to read in its entirety:
          (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed or deemed distributed pursuant to (x) Section 5.5(a) with respect to Class C Common Units or (y) Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.
     (g) Article VI is hereby amended to add a new Section 6.1(d)(xiii) as follows:
     “(xiii) Allocations for Class C Common Units.
          (A) With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event, a Book-Down Event or a sale of all or substantially all of the assets of the Partnership occurring after the date of issuance of the Class C Common Units, Partnership items of income or gain for such taxable period shall be allocated 100% to the Partners holding Class C Common Units or converted Class C Common Units that are Outstanding as of the time of such event in proportion to the number of Class C Common Units or converted Class C Common Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Class C Common Unit or converted Class C Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class C Common Unit).
          (B) With respect to any taxable period of the Partnership ending upon, or after, the transfer of converted Class C Common Units to a Person that is not an Affiliate of the holder, Partnership items of income or gain for such taxable period shall be allocated 100% to the Partners transferring such converted Class C Common Units in proportion to the number of converted Class C Common Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such converted Class C Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class C Common Unit).
     (h) Article VI is hereby amended to add a new Section 6.7(d) as follows:
     (c) A Unitholder holding a Class C Common Unit that has converted into a Common Unit pursuant to Section 5.12 shall be required to provide notice to the General Partner of the transfer of the converted Class C Common Unit within the earlier of (i) 30 days following such transfer or (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xiii)(B) to a prior transfer of the Unit or the application of Section 6.1(d)(xiii)(A), the General Partner has previously determined, based on advice of counsel, that the converted Class C Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(d), the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class C Common Units in preparation for a transfer of such Units, including the application of Section 6.1(d)(xiii)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 3. General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment
     Section 4. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER: REGENCY GP LP
By:	Regency GP LLC, its General Partner

By:	/s/ Stephen L. Arata
Authorized Officer: Stephen L. Arata
	Title:	Executive Vice President and Chief Financial Officer